Exhibit (b)(1)

January 4, 2018

Francisco Partners IV, L.P.

One Letterman Drive

Building C, Suite 410

San Francisco, California 94129

Attention:	Ms. Megan Karlen
Mr. Leonid Rozkin

$47,000,000 Senior Secured Credit Facility for Acquisition of Connecture, Inc.

Commitment Letter

Ladies and Gentlemen:

You have advised PNC Bank, National Association (“PNC”, “we”, “us”, and together with any Lender described in the Summary of Terms referred to below, the “Lenders”) that you and certain affiliates (collectively the “Sponsor” or “you”) have formed FP Healthcare Intermediate, LLC, a a Delaware limited liability company (“Holdings”) and its wholly-owned subsidiary, FP Healthcare Merger Sub Corporation, a Delaware corporation (“AcquisitionCo”), for the purpose of acquiring (the “Acquisition”) Connecture, Inc. (the “Target”) from its shareholders (collectively, the “Seller”) pursuant to the terms of that certain Stock Purchase Agreement dated on or around January 4, 2018 (the “Acquisition Agreement”) by and among AcquisitionCo and the Seller. After giving effect to the Acquisition, Holdings will be a holding company that directly or indirectly owns, and the sole asset of which is, a controlling interest in the equity interests in the Target.

You have also advised the Lenders that you intend to finance the Acquisition, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Target and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) $10,000,000 of cash of equity (the “Equity Contribution”) to Holdings, and (b) up to $47,000,000 in senior secured credit facilities (the “Senior Credit Facilities”) of the Borrower (as defined in the Summary of Terms referred to below), comprised of (i) a term loan facility of up to $42,000,000 (“Term Loan Facility”), and (ii) a revolving credit facility of up to $5,000,000 (the “Revolving Credit Facility”). The Acquisition, the Equity Contribution, the entering into and funding of the Senior Credit Facilities, and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, the Lenders are pleased to provide you with this commitment letter (this “Commitment Letter”) and the annexes attached hereto, including the Summary of Terms and Conditions (“Summary of Terms”) which Commitment Letter and Summary of Terms establish the terms and conditions under which the Lenders commit to provide the Senior Credit Facilities to the Borrower. Subject to the terms and conditions set forth in this Commitment Letter, PNC is committing to provide 100% of the Term Loan Facility and the Revolving Credit Facility. The commitment of each Lender under this Commitment Letter is several and not joint and several. PNC shall serve as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this Commitment Letter and the Summary of Terms. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through the date that is ninety (90) days from the date hereof (the “Exclusivity Period”), you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Senior Credit Facilities or any other senior financing similar to or as a replacement of any component of the Senior Credit Facilities and that you shall not solicit any competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings or AcquisitionCo.

The several commitments of the Lenders in respect of the Senior Credit Facilities are only subject to the satisfaction of each of the following conditions precedent: (a) the payment of all fees payable on the date of the initial borrowing under the Senior Credit Facilities (the “Closing Date”) as set forth in the Summary of Terms and the Fee Letter; (b) the negotiation, execution and delivery of customary definitive documentation, including a credit agreement, notes, security agreements, guaranties, a funds flow agreement and officers certificates (but excluding any agreement among lenders), for the Senior Credit Facilities consistent with the Summary of Terms (the “Definitive Debt Documents”), the Definitive Debt Documents will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected closing of the Acquisition, and (ii) will be based on and substantially similar to, and unless otherwise set forth herein no less favorable to the Borrower than, that certain Credit Agreement, dated May 17, 2017, by and among, among others, Qgenda Intermediate Holdings, LLC, Qgenda, LLC the lenders party thereto and PNC Bank, National Association, as agent (the “Precedent Documentation”), as modified by the terms set forth herein and in the Summary of Terms with (i) changes necessary to effect and/or permit the Transactions, (ii) negotiation of baskets, thresholds and exceptions in light of the financial condition of Holdings and its subsidiaries (after giving effect to the Transactions), (iii) other modifications to negotiated to reflect the operational and strategic requirements of Holdings and its subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the Precedent Documentation, (v) modifications to reflect administrative, agency and operational requirements of the Administrative Agent and (vi) contractual bail in language (but no representation with respect thereto) consistent with the LSTA recommended language (the “Documentation Principles”); provided, that, the Definitive Debt Documents will contain only those representations, events of default and covenants referenced in the Summary of Terms and such other terms (but no other conditions to closing) as the Borrower and the Lenders shall reasonably agree; and (d) additional conditions described under the headings “Conditions Precedent to Closing” in the Summary of Terms. Notwithstanding anything in this Commitment Letter, the exhibits hereto, the Fee Letter, or any other letter agreement or other undertaking concerning the financing of the Transaction (including any Definitive Debt Document) to the contrary, (i) the only representations and warranties relating to the Target, the Seller and their business, the accuracy and completeness of which in all material respects (or, if qualified by materiality, in all respects) shall be a condition to availability of the Senior Credit Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Target, the Seller (or any of their respective affiliates or subsidiaries) in the Acquisition Agreement to the extent that Sponsor, Holdings, AcquisitionCo (or any of their affiliates or subsidiaries) have the right not to consummate the Acquisition or the right to terminate (or cause the termination of) your or their obligations under the Acquisition Agreement (giving effect to materiality qualifiers contained in the Acquisition Agreement) as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the accuracy in all material respects of the Specified Representations (as defined below) as of the Closing Date and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in this paragraph and conditions described under the headings “Conditions Precedent to Closing” and “Conditions Precedent to All Extensions of Credit” in the Summary of Terms are satisfied (it being understood that, to the extent any security interest in Collateral (other than the pledged stock of AcquisitionCo on which our lien shall be perfected by possession, United States registered intellectual property on which our lien shall be perfected by filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest shall not constitute a condition precedent to the availability of the Senior Credit Facilities, but shall be required to be delivered or effected after the Closing Date pursuant to arrangements to be mutually agreed). For the purposes hereof, “Specified Representations” means, with respect to Holdings, the Target, and the guarantors of the Senior Credit Facilities (the “Guarantors”), the representations and warranties relating to due organization, existence, corporate power and authority, the due authorization, execution, delivery, validity and enforceability of the Definitive Debt Documentation, non-contravention of the Definitive Debt Documents with (i) the charter documents of the Borrower and the Guarantors or (ii) applicable law, perfection of and priority of security interests (subject to the limitations on perfection set forth herein and in the Term Sheet), solvency, use of proceeds, Federal Reserve margin regulations, Investment Company Act, PATRIOT Act, anti-terrorism, anti-money laundering and international trade compliance laws (collectively, “AML Laws”).

You represent, warrant and covenant that, to the best of your knowledge, (a) all financial projections concerning the Target and its subsidiaries that have been or are hereafter made available to the Administrative Agent or the Lenders by you or any of your representatives (or on your or their behalf) or by the Target or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being recognized by the Administrative Agent and the Lenders that Projections provided in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such Projections may differ from the projected results and such differences may be material) and (b) all information, other than Projections, which has been or is hereafter made available to the Administrative Agent or any Lender by you or any of your representatives (or on your or their behalf) or by the Target or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the Closing Date so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing its commitment for the Senior Credit Facilities, each Lender is and will be using and relying on such information without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse each Lender from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (limited, in the case of legal expenses, to (a)(x) the reasonable fees and disbursements of Blank Rome LLP, as counsel to the Administrative Agent, and (y) the reasonable fees and disbursements of any special and local counsel to the Lenders retained by the Administrative Agent and (b) reasonable and documented out-of-pocket due diligence expenses) incurred in connection with the Senior Credit Facilities and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any of the other transactions contemplated hereby. Without limiting the foregoing, it is understood and agreed that the Lenders shall be entitled to reimbursement from the Borrower for expenses related to obtaining a credit rating with respect to the Borrower and/or the Senior Credit Facilities from one or more Nationally Recognized Statistical Rating Organizations.

You agree to indemnify and hold harmless the Administrative Agent, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction and any of the other transactions contemplated hereby or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of this Commitment Letter or disputes arising solely among Indemnified Persons (other than a claim against an Indemnified Party solely in its capacities as an arranger, agent or similar role). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders, creditors or affiliates, the Seller or any of its affiliates, an Indemnified Party or any other person, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of or material breach of this Commitment Letter by, such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you and the Administrative Agent of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (a) on a confidential basis to the board of directors and advisors of the Seller and the Target in connection with their consideration of the Transaction, and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. The Administrative Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), the Administrative Agent and each Lender is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Administrative Agent and each Lender to identify you in accordance with the Act.

You acknowledge that either Lender or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Administrative Agent and the Lenders agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Target and your and its respective affiliates with the same degree of care as they treat their own confidential information. In connection with the services and transactions contemplated hereby, you agree that the Administrative Agent and each Lender is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives who are directed to treat it as confidential in accordance with the terms of this Commitment Letter, any information concerning you, Holdings, the Target or any of your or its respective affiliates that is or may come into the possession of the Administrative Agent, any Lender or any of their affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) the Administrative Agent and the Lenders have been, are, and will be acting solely as principals and, except as otherwise expressly agreed in writing by the relevant parties, have not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither the Administrative Agent, either Lender nor their affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Administrative Agent, each Lender and their affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Administrative Agent, the Lenders and their affiliates have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Administrative Agent, either Lender and their affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Administrative Agent or either Lender hereunder. Notwithstanding anything to the contrary herein, the Administrative Agent and the Lenders hereby agree that your obligations under this Commitment Letter will automatically terminate upon the execution of the Definitive Debt Documents.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, facsimile, email, .pdf file or other similar form of electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law rules thereof (other than Section 5-1401 of the New York general obligations law); provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of you, the Administrative Agent and each Lender, hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Administrative Agent and the Lenders in the negotiation, performance or enforcement hereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among the Administrative Agent and the Lenders, you, Holdings and your and its affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms of the several commitments of the Lenders hereunder are not limited to those set forth herein or in the Summary of Terms (except that all conditions to each Lender’s commitments hereunder are expressly set forth herein and in the Summary of Terms). Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by the Administrative Agent or either Lender to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of the Administrative Agent and each Lender hereunder will expire at 11:59 p.m. (California time) on January 4, 2018 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by telecopier, facsimile, email, .pdf file or other similar form of electronic transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Administrative Agent and each Lender hereunder will expire on the earliest of (a) June 4, 2018 (the “Drop Dead Date”), unless the Closing Date occurs on or prior to such date, (b) the closing of the Acquisition without the use of the Senior Credit Facilities and (c) the acceptance by the Seller or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Target and its subsidiaries other than as part of the Transaction.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Avineet Punhani
Name: Avineet Punhani
Title: Vice President

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

FRANCISCO PARTNERS IV, L.P.

By:	Francisco Partners GP IV, L.P.
Its:	General Partner

By:	Francisco Partners GP IV Management Limited
Its:	General Partner

By:	/s/ Ezra Perlman
Name: Ezra Perlman
Title: Co-President

FP HEALTHCARE MERGER SUB CORPORATION

By:	/s/ Ezra Perlman
Name: Ezra Perlman
Title: President

SUMMARY OF TERMS AND CONDITIONS

$47,000,000 SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

BORROWER:	AcquisitionCo, initially, and, after giving effect to the Acquisition, Target (the “Borrower”).

SPONSOR:	Francisco Partners IV, L.P. and its affiliates (collectively, the “Sponsor”).

HOLDINGS:	FP Healthcare Intermediate, LLC, a limited liability company (“Holdings”).

GUARANTORS:	The obligations of the Borrower and its subsidiaries under the Senior Credit Facilities will be guaranteed by the parent holding company of the Borrowers, Holdings and each of the direct and indirect wholly-owned, domestic subsidiaries (other than (i) domestic subsidiaries of foreign subsidiaries of the Borrower and (ii) any wholly-owned domestic subsidiary of the Borrower, substantially all of the assets of which constitute equity of foreign subsidiaries), whether now existing or hereafter acquired or formed (jointly and severally, the “Guarantor”, and together with the Borrower, the “Loan Parties”). All guarantees will be guarantees of payment and not of collection.

Notwithstanding anything to the contrary, the loan documentation shall include customary exclusions consistent with the Documentation Principles for Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq., as amended from time to time), and any successor statute) from guaranteeing obligations of any Loan Party that relate to the hedging arrangements or any other swap or other hedge obligations or arrangements.

ADMINISTRATIVE AND
COLLATERAL AGENT:	PNC Bank, National Association (“PNC”) will act as sole administrative and collateral agent (the “Administrative Agent”).

LENDERS:	PNC and other banks, financial institutions and institutional lenders reasonably acceptable to the Administrative Agent and reasonably satisfactory to the Borrower (collectively, the “Lenders”).

SENIOR CREDIT
FACILITIES:	An aggregate principal amount of $47,000,000 will be available through the following facilities:

Term Loan Facility: a term loan facility consisting of a term loan in the initial principal amount of $42,000,000 (the “Term Loan Facility”) funded by PNC on the Closing Date.

Revolving Credit Facility: a revolving credit facility, provided by PNC as of the Closing Date, available from time to time after the Closing Date and until the 5th anniversary of the Closing Date (the “Revolving Credit Facility”) provided that advances under the Revolving Credit Facility shall not at any time exceed $5,000,000 (the “Maximum Revolving Credit Facility Amount”).

Advances under the Revolving Credit Facility shall be subject at all times to the absence of a default or event of default.

The Revolving Credit Facility will include a sublimit of $1,500,000 for the issuance of letters of credit (each a “Letter of Credit”). Letters of Credit will be issued by PNC (in such capacity, the “Fronting Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in its pro rata share of each Letter of Credit.

PURPOSE:	The proceeds of the Senior Credit Facilities shall be used to (i) finance in part the Acquisition; (ii) pay fees and expenses incurred in connection with the Transaction; and (iii) provide ongoing working capital and for other general corporate purposes (including permitted acquisitions subject to terms and conditions to be mutually agreed) of the Borrower and its subsidiaries.

CLOSING DATE:	The execution of definitive loan documentation (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due five (5) years after the Closing Date (the “Maturity Date”).

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on the Maturity Date.

SCHEDULED
AMORTIZATION/
AVAILABILITY:	Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization of principal in equal installments paid to PNC (i) beginning on the last day of the first calendar quarter commencing after the Closing Date and continuing on the last day of each calendar quarter thereafter, payable as provided below until the Maturity Date, at which time the entire principal balance plus accrued interest shall be due and payable (the foregoing amortization of the Term Loan Facility, the “Scheduled Amortization”). Amounts repaid in respect of the Term Loan Facility may not be re-borrowed.

Year 1 = 1.0%

Year 2 = 1.75%

Year 3 = 2.5%

Year 4 and Year 5 = 5.0%

Revolving Credit Facility: The Revolving Credit Facility shall be undrawn on the Closing Date. Loans under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility subject to satisfaction of all conditions precedent to all extensions of credit.

MANDATORY PREPAYMENTS AND COMMITMENT
REDUCTIONS:	In addition to the amortization set forth above, (a) for each fiscal year commencing with the fiscal year ending December 31, 2019, on the earlier of (i) the date that is ten days after delivery to the Administrative Agent of the audited financial statements of the Loan Parties for such fiscal year and (ii) the date that is 10 days after the due date for delivery to Agent of the audited financial statements of the Loan Parties for such fiscal year, 50% (which percentage shall be reduced to (x) 25% and 0% if Borrower’s Consolidated Total Leverage Ratio at the end of such fiscal year is equal to or less than 3.0x and 2.0x, respectively) of Excess Cash Flow (to be defined in a mutually agreed upon manner consistent with the Documentation Principles) less voluntary prepayments of the Term Loan Facility and the Revolving Credit Facility (with a corresponding commitment reduction), (b) 100% of all net cash proceeds from sales of property and assets of the Borrower and its subsidiaries (in each case, excluding sales of inventory in the ordinary course of business and other customary exceptions to be agreed, and subject to customary reinvestment rights (to the extent committed to be reinvested within 180 days and actually reinvested within 270 days) and other exceptions to be agreed upon in the loan documentation), (c) 100% of all net cash proceeds from the issuance of equity interests in the Borrower or any of its subsidiaries from an initial public offering, (d) 100% of all Cure Proceeds, (e) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries not permitted under the loan documentation, and (f) 100% of all net cash proceeds received on account of insurance or condemnation proceeds by the Borrower and its subsidiaries (excluding business interruption insurance and certain other exceptions to be agreed upon in the loan documentation) shall be applied (x) with respect to all such prepayments other than pursuant to clause (d) above, (i) first, to the Term Loan Facility (x) to the extent the Consolidated Total Leverage Ratio is equal to or less than 4.0x, first to the next four installments and then pro rata across the remaining installments until paid in full, otherwise (y) pro rata across the remaining installments until paid in full and (ii) second, to the Revolving Credit Facility (subject to Borrower’s ability to re-borrow any such amounts in accordance with the terms of the Definitive Debt Documentation) advances, until paid in full and (y) with respect to such prepayment pursuant to clause (d) above, (i) first, to the Term Loan Facility (x) to the extent the Consolidated Total Leverage Ratio is equal to or less than 4.0x, first to the next four installments and then pro rata across the remaining installments until paid in full, otherwise (y) pro rata across the remaining installments until paid in full and (ii) to the Revolving Credit Facility (subject to Borrower’s ability to re-borrow any such amounts in accordance with the terms of the Definitive Debt Documentation) advances, until paid in full.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:	Term Loan Facility: The Term Loan Facility may be prepaid in whole or in part at any time subject to the payment of the applicable Prepayment Fee, and subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of Eurodollar Base Rate Loan borrowings. Each such prepayment of the Term Loan Facility shall be applied, to the scheduled installments of principal in respect of the Term Loan Facility in the direct order of maturity; provided that the full, un-prepaid amounts of such payments shall remain included in fixed charges for purposes of calculation of the Fixed Charge Coverage Ratio.

Revolving Credit Facility: The loans under the Revolving Credit Facility may be repaid at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of Eurodollar Base Rate Loan borrowings. The unutilized portion of the commitments under the Revolving Credit Facility may be irrevocably reduced or terminated by the Borrower at any time subject to the payment of the applicable Prepayment Fee and other customary terms.

“Prepayment Fee” means with respect to (i) any voluntary or mandatory prepayment of the Term Loan Facility (other than payment of Excess Cash Flow and other mandatory prepayments from the net proceeds of insurance, casualty or condemnation events, assets sales or Cure Proceeds unless with respect to each of the foregoing, the entire amount of the Term Loan Facility is prepaid from such net proceeds, and, for the avoidance of doubt, scheduled amortization), 1.0% of the aggregate principal amount of the Term Loan Facility prepaid in whole at any time prior to the first anniversary of the Closing Date, and 0% at all times thereafter, provided, that the Prepayment Fee shall be waived in the event that such prepayment is made with proceeds of a new or refinancing loan from a syndicate of lenders arranged by PNC and (ii) with respect to the reduction or termination of the commitments under the Revolving Credit Facility, 1.0% of the aggregate principal amount of the commitment so reduced or terminated at any time prior to the first anniversary of the Closing Date, and 0% at all times thereafter, provided, that the Prepayment Fee owing to PNC shall be waived in the event that such reduction or termination is made in connection with a new or refinancing loan from a syndicate of lenders arranged by PNC.

SECURITY:	The Borrower and each Guarantor shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be mutually agreed and set forth in the loan documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)   All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future directly owned subsidiaries (limited, in the case of any subsidiary of the Borrower that is an entity that is a “controlled foreign corporation” under Section 956 of the Internal Revenue Code and any wholly-owned, domestic subsidiary of the Borrower substantially all of the assets of which constitute equity of foreign subsidiaries, to a pledge of 65% of the capital stock (or other ownership interest) of each such first-tier foreign subsidiary or domestic subsidiary), including, without limitation, all of the equity interests in the Borrower owned or otherwise held by Holdings.

(b) All present and future intercompany debt of the Borrower and each Guarantor.

(c)   All of the present and future property and assets, real (to the extent having a fair market value greater than $500,000) and personal, of the Borrower and the Guarantors, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate (subject to the exclusion above), fixtures, deposit accounts and securities accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Collateral shall secure the Borrower’s and each Guarantor’s obligations in respect of the Senior Credit Facilities and any cash management products and services, interest rate protection or foreign currency hedging arrangements (including without limitation, any swap agreements) entered into with a Lender (or an affiliate thereof). Notwithstanding anything to the contrary herein, the Collateral shall not include (A) leasehold interests in real property, (B) motor vehicles, (C) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, the exclusions set forth in this clause (C) shall in no way be construed (I) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code or other applicable law, (II) to apply to the extent that any consent or waiver has been obtained that would permit Administrative Agent’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease permit, license or license agreement, or (III) to limit, impair, or otherwise affect Administrative Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, or license agreement (including any accounts receivable, or proceeds of inventory), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, or license agreement), and (D) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto. Further, the Borrower and Guarantors shall not be required to provide documentation to create or perfect, as applicable, the Administrative Agent’s Lien on (X) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, as reasonably determined by the Lenders, (Y) other than with respect to the equity interests of foreign subsidiaries which generate a material portion of the revenue of the Loan Parties and their subsidiaries on a consolidated basis, any non-U.S. assets or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) or (Z) certain other assets and property to be mutually and reasonably agreed.

CONDITIONS PRECEDENT
TO CLOSING:	In addition to the conditions precedent set forth in the Commitment Letter, the closing and the initial extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent:

(i) PNC shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or lender loss payee, as the case may be, under all insurance policies to be maintained with respect to the Collateral; provided that, notwithstanding the foregoing, such endorsements shall be permitted to be delivered post-closing (post-closing period to be determined by mutual agreement of Borrower and Administrative Agent) in the event that Borrower is unable to obtain the same using commercially reasonable efforts prior to closing.

(ii)  The Administrative Agent shall have received (A) customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Definitive Debt Documents) and corporate resolutions, certificates and other documents customary for credit facilities of this type and size, and (B) evidence (including any applicable lien releases from the secured lender to the Seller (the effectiveness of which may be conditioned on the payoff of such secured lender) that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Definitive Debt Documents) lien and security interest in the Collateral; provided that to the extent any security interest in the Collateral is not granted or perfected on the Closing Date after your commercially reasonable efforts to do so (other than (x) with respect to the properties of the Borrower and the Guarantors forming part of the Collateral subject to the Uniform Commercial Code, with respect to which the delivery of Uniform Commercial Code financing statements in form for filing shall be required, (y) with respect to United States registered intellectual property, with respect to which the delivery of executed intellectual property security agreements shall be required and (z) pledged stock and intercompany notes that are part of the Collateral, with respect to which delivery of certificates for such stock and delivery of such intercompany notes shall be required), the grant or perfection of such security interest shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but shall be granted or perfected, as the case may be, within a mutually agreed upon number of days after the Closing Date (which in the case of deposit account control agreements shall not be less than 60 days, with any extensions thereof permitted with the consent of the Administrative Agent) pursuant to arrangements to be mutually agreed upon by the parties acting reasonably.

(iii)  The Administrative Agent shall have received (A) a pro forma consolidated balance sheet of Holdings and its subsidiaries giving effect to all elements of the Transaction to be effected on or before the Closing Date, and (B) forecasts prepared by management of Holdings of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Senior Credit Facilities.

(iv) The Administrative Agent shall have received a certificate from the chief financial officer or similar officer of Holdings certifying that Holdings, the Borrower and each Guarantor (immediately after giving effect to the Transaction and the incurrence of indebtedness related thereto), on a consolidated basis, are solvent.

(v)   The Administrative Agent shall have received (certified by an officer of Borrower as true, correct and complete copies) the Acquisition Agreement (including all schedules and exhibits thereto), all amendments, waivers and modifications thereto, and all other material agreements, instruments, and documents relating to the Acquisition (collectively, the “Acquisition Documents”). The Acquisition Documents shall not be altered, amended or otherwise changed or supplemented or any condition therein waived, in each case, in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that any adverse change to the definition of “Material Adverse Effect” is materially adverse to the Lenders). The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (as such terms may be amended, waived or modified in a manner not prohibited hereunder).

(vi) The Borrower shall have received, or substantially concurrently with the initial funding of the Senior Credit Facilities will receive, the Equity Contribution.

(vii)  As of the Closing Date, immediately after giving effect to the Transaction, the Borrower shall have no less than $10,000,000 of Liquidity (to be defined in a manner to be mutually agreed consistent with the Documentation Principles).

(viii)  Substantially concurrently with the consummation of the Transaction, all accrued fees and expenses of the Administrative Agent (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent.

(ix) The Lenders shall have received, by the Closing Date, all documentation and information requested by them within five (5) business days prior to the anticipated Closing Date with respect to the Borrower and all Guarantors and members of management disclosed to the Lenders as of such time and, with respect to the Borrower and all Guarantors or members of management disclosed to the Lenders after such time, the Lenders shall have received all documentation and information required to be requested by them with respect to such persons, in each case, required by it to satisfactorily complete all applicable background and “know your customer” compliance checks.

(x) The accuracy in all material respects of the Specified Representations and the Acquisition Agreement Representations.

(xiii) The Borrower shall have complied with the administrative provisions of the Definitive Debt Documents as to the requesting of advances.

CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT (OTHER THAN ON
THE CLOSING DATE:

Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects as of the date of such extension of credit, except that any representations and warranties subject to “materiality”, “Material Adverse Effect” or similar materiality qualifiers shall be true and correct in all respects as of the date of such extension of credit; (ii) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit; (iii) in the case of any extension of credit under the Revolving Credit Facility, (A) the aggregate principal amount of all loans outstanding under the Revolving Credit Facility and the aggregate undrawn amount of all Letters of Credit outstanding on such date, after giving effect to the applicable borrowing or issuance or renewal of a Letter of Credit, shall not exceed the applicable limits on such advances under the Definitive Debt Documents and (B) the Borrower shall have established a bank account at PNC for the receipt of proceeds of such loans; and (iv) the Borrower shall have complied with the administrative provisions of the Definitive Debt Documents as to the requesting of advances.

REPRESENTATIONS AND
WARRANTIES:	Subject to the limitations set forth in the fourth paragraph of the Commitment Letter with respect to the availability of the Senior Credit Facilities on the Closing Date, usual and customary for transactions of this type, including the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect; (vi) no material litigation; (vii) no default; (viii) ownership of property; including disclosure of liens, properties, leases and investments; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) insurance and no casualty; (xxi) labor matters; and (xxii) collateral documents, validity, perfection and priority of liens on the Collateral and other customary representations and warranties relating to the Collateral.

COVENANTS:	Those affirmative, negative and financial covenants (applicable to the Borrower, Guarantors and their subsidiaries) customarily found in transactions of this type (in each case, subject to customary exceptions to be mutually agreed), including the following:

(a)   Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts as set forth in the “Reporting Requirements” section below; (ii) delivery of certificates and other information; (iii) delivery of notices of adverse events (including any default, material adverse effect or ERISA event); (iv) updates as to certain information; (v) payment of taxes and other obligations; (vi) preservation of existence, licenses and permits; (vii) maintenance of properties; (viii) maintenance of insurance; (ix) compliance with laws; (x) maintenance of books and records; (xi) inspection and access rights, including the obligation to use commercially reasonable efforts to provide a lien waiver and access agreement for the chief executive office of the Borrower and any other location of material books and records, including servers; (xii) use of proceeds; (xiii) covenant to guarantee obligations and give security and customary “keepwell” requirements in respect of swaps; (xiv) compliance with environmental laws; (xv) further assurances; and (xvi) maintenance of Borrower’s primary operating accounts and investments accounts as set forth in the “Banking Relationships” section below;

(b)   Negative Covenants - Restrictions on (i) liens, including restriction on registration of material intellectual property outside of the United States if not also registered in the United States; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) investments (including loans, advances and acquisitions; provided that acquisitions shall be permitted (such acquisitions, “Permitted Acquisitions”) subject to customary limitations to be mutually agreed, including, among other conditions, that such acquisitions are in exchange for consideration (exclusive of any equity interests of Holdings issued to the Seller and working capital adjustments, but including Earn-Out Obligations (to be defined in a manner to be agreed) and DP Amounts (to be defined in a manner to be agreed) (which Earn-out Obligations and DP Amounts shall be calculated in accordance with GAAP as the estimated amount thereof on the closing date for the applicable Permitted Acquisition, which determination shall be made on the date the definitive documentation for the applicable Permitted Acquisition is entered into) not in excess of $30,000,000 in the aggregate for all Permitted Acquisitions during the term of this Agreement plus the net cash proceeds received from the contribution of equity to Holdings or the issuance of capital stock by Holdings substantially contemporaneously with such acquisition and any cash or cash equivalents purchased or acquired in such Permitted Acquisition(s)); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions with exceptions to include tax distributions; (vii) changes in the nature of business; (viii) transactions with affiliates (including, without limitation, restrictions on the payment of management and consulting fees and modification of management or consulting agreements); (ix) burdensome agreements; (x) use of proceeds; (xi) capital expenditures; (xii) amendments of organizational documents; (xiii) payments of subordinated indebtedness; (xiv) payments of permitted seller debt, permitted Earn-Out Obligations and permitted DP Amounts, except in each case, to the extent that (A) no Event of Default has occurred and is continuing, (B) the Loan Parties have Qualified Cash (to be defined in a manner to be agreed) in an amount to be agreed and no advances are outstanding under the Revolving Credit Facility; (xv) modification or termination of (A) documents related to the Transaction in a manner materially adverse to the interests of the Lenders or (B) subordinated indebtedness in a manner not permitted under the related subordination agreement; (xi) changes in activities of Holdings, in each case, with such exceptions as may be agreed upon in the loan documentation; (xii) changes in fiscal year; and (xiii) compliance with AML Laws.

(c)   Financial Covenants – Beginning with the first full fiscal quarter after the Closing Date, (i) a minimum Consolidated Fixed Charge Coverage Ratio to be agreed, to be tested quarterly on a trailing four quarter basis and (ii) a maximum Consolidated Total Leverage Ratio to be agreed, to be tested quarterly on a trailing four quarter basis. The financial covenant definitions for such financial covenants are to be defined in a manner to be agreed and the financial covenants levels for such financial covenants are set forth on Addendum I hereto.

REPORTING
REQUIREMENTS:	The Borrower shall provide to the Administrative Agent the following and comply with the following provisions:

• Monthly, beginning with the month ending July 31, 2018, financial statements within 30 days of month-end (other than a month-end that is also a quarter-end).

•  Quarterly, beginning with the fiscal quarter ending June 30, 2018, financial statements (including quarterly and year-to-date results), a “churn/attrition” analysis for such quarter, a report as to bookings and a Compliance Certificate within 45 days of quarter-end.

•  Annual audited financial statements prepared in accordance with GAAP, and an opinion of the financial statements prepared by an independent certified public accounting firm reasonably acceptable to the Administrative Agent, within 120 days after year end, with qualification exemptions to be mutually agreed upon, together with, a management discussion and analysis comparing such financial statements to the prior year and to the business forecast for such year.

•  Commencing with the 2019 fiscal year, a business forecast for the immediately succeeding fiscal year, including quarterly projected balance sheets, income statements and cash flow statements, within sixty (60) days after the end of each fiscal year.

•  Within ten (10) days after the delivery of the annual audited financial statements, at the request of Administrative Agent or any Lender, and upon reasonable prior notice, at a mutually agreeable location and time or, at the option of Borrower, by conference call, hold a meeting open to all Lenders to review such financial statements and the business forecast delivered for the fiscal year then commenced.

•  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, any Guarantor or any of their subsidiaries, or compliance with the terms of the Definitive Debt Documents, as the Administrative Agent may reasonably request.

EVENTS OF DEFAULT:	Usual and customary in transactions of this type, including the following (subject to such customary grace periods and materiality thresholds as are mutually agreed by the Borrower, the Administrative Agent): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the Definitive Debt Documents within, where customary and appropriate, a specified period of time, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any Definitive Debt Document or Administrative Agent’s lien on the Collateral; and (x) change of control.

Notwithstanding any of the foregoing, Holdings shall have the right within ten (10) days after the day on which financial statements are required to be delivered for the applicable fiscal quarter (the “Cure Period”) to issue equity interests to Sponsor and other holders of the equity of Holdings for cash or otherwise receive cash contributions (all such amounts “Cure Proceeds”), directly or indirectly, to the capital of Holdings (collectively, the “Cure Right”) in such amounts as are necessary to be in compliance with such Financial Covenants (the “Cure Amount”) as recalculated below. In no event shall the Cure Proceeds used to make such cure exceed the amount required for purposes of complying with the Financial Covenants as set forth in the Definitive Debt Documents. The Cure Amount will be used solely to prepay the Term Loan Facility. The Cure Right may be exercised not more than twice in any four consecutive fiscal quarter period and may not be exercised more than three times prior to the Maturity Date. Upon Administrative Agent’s receipt of the Cure Amount, solely for purposes of determining compliance with the Financial Covenants, the Financial Covenants shall be recalculated for such period (the “Cure Quarter”) giving effect to the following pro forma adjustments: (i) with respect to any breach of the minimum Consolidated Fixed Charge Coverage Ratio and/or Consolidated Total Leverage Ratio covenant, Consolidated EBITDA for the Cure Quarter and each subsequent measurement period that includes the Cure Quarter shall be increased by an amount equal to the Cure Amount; provided, that, the prepayment of the Term Loan Facility shall be disregarded for the purpose of measuring the Consolidated Total Leverage Ratio in the Cure Quarter (but not for any

quarter thereafter), (ii) if, after giving effect to the foregoing calculations, Holdings is in compliance with the Financial Covenants, then Holdings shall be deemed to have satisfied such Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that occurred shall be deemed cured for the purposes of Definitive Debt Documents, and (iii) until the expiration of the Cure Period, so long as Holdings has timely notified the Administrative Agent that it intends to exercise the Cure Right, neither the Administrative Agent nor any Lender shall accelerate the obligations or otherwise exercise any remedies available to it during the continuance of a default or event of default arising as a result of the failure to comply with the financial covenants; provided, for the avoidance of doubt, that no Lender shall have any obligation to fund advances under the Revolving Credit Facility during such Cure Period.
ASSIGNMENTS AND
PARTICIPATIONS:	Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $1,000,000.

Term Loan Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the either of the Term Loan Facility in a minimum amount equal to $5,000,000, it being understood that such minimum amounts shall not apply with respect to assignments made to affiliates of a Lender.

Assignments Generally: So long as no event of default is continuing, assignments shall require the consent of the Borrower (which consent will not be unreasonably withheld or delayed); provided that in no event shall the consent of the Borrower be required in connection with any assignment (a) to a Lender or an affiliate of a Lender or an Approved Fund (as defined in the Precedent Documentation, or (b) in connection with a sale of all or a substantial portion of a Lender’s loan portfolio. Notwithstanding anything herein to the contrary, (x) no assignment of any portion of the Senior Credit Facilities may be made to Holdings, Borrower, Sponsor or any of their respective Affiliates or (y) unless an event of default has occurred and is continuing, a Disqualified Institution. “Disqualified Institution” shall mean (i) certain banks, financial institutions and other institutional lenders (or related funds of such institutional lenders) identified to us by you or the Sponsor in writing prior to the date hereof, (ii) competitors of the Borrower and its subsidiaries that have been specified to us by you or the Sponsor in writing from time to time and (iii) in the case of clauses (i) and (ii), any of their affiliates (other than, in the case of clause (ii), affiliates that are bona fide debt funds) that are (A) identified by you or the Sponsor in writing from time to time or (B) clearly identifiable on the basis of such affiliates’ name. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations (other than to Disqualified Institutions unless an event of default shall have occurred and be continuing) with voting rights limited to customary significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantor.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other Definitive Debt Documents will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”; provided, however, that (x) at any time there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders (for purposes of this proviso, a Lender and all of its affiliates who are Lenders shall be deemed to be one Lender) and (y) Required lenders shall include PNC to the extent that PNC has not assigned its commitments or Loans (other than to an affiliate of PNC)), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the Collateral securing the Senior Credit Facilities, and (v) the release of the Borrower or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment; and (c) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable Facility shall be required with respect to certain other customary matters.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, each Lender, their respective affiliates and their respective partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses arising out of or relating to the Senior Credit Facilities, any other aspect of the Transaction, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs, in each case, subject to customary limitations relating to any indemnified party’s gross negligence or willful misconduct or material breach of the Definitive Debt Documents. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/EXPENSES:	As set forth in Addendum I.

COUNSEL TO THE ADMINISTRATIVE
AGENT:	Blank Rome LLP.

OTHER:

Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York’s jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

ADDENDUM

FINANCIAL MAINTENANCE COVENANT LEVELS:

Test Period Ended[1]	Consolidated Leverage Ratio	Fixed Charge Coverage Ratio
June 30, 2018	7.10 to 1.00	1.40 to 1.00
September 30, 2018	7.60 to 1.00	1.30 to 1.00
December 31, 2018	6.20 to 1.00	1.40 to 1.00
March 31, 2019	6.60 to 1.00	1.40 to 1.00
June 30, 2019	6.70 to 1.00	1.40 to 1.00
September 30, 2019	6.50 to 1.00	1.40 to 1.00
December 31, 2019	6.30 to 1.00	1.40 to 1.00
March 31, 2020	6.00 to 1.00	1.40 to 1.00
June 30, 2020	5.80 to 1.00	1.40 to 1.00
September 30, 2020	5.60 to 1.00	1.40 to 1.00
December 31, 2020	5.40 to 1.00	1.40 to 1.00
March 31, 2021	5.30 to 1.00	1.40 to 1.00
June 30, 2021	5.00 to 1.00	1.40 to 1.00
September 30, 2021	4.60 to 1.00	1.40 to 1.00
December 31, 2021	4.40 to 1.00	1.40 to 1.00
March 31, 2022	4.30 to 1.00	1.40 to 1.00
June 30, 2022	4.00 to 1.00	1.40 to 1.00
September 30, 2022	3.80 to 1.00	1.40 to 1.00
December 31, 2022	3.70 to 1.00	1.40 to 1.00

[1]	First test date to be the first full fiscal quarter ending after the Closing Date.